Exhibit 11
                         THERMO INSTRUMENT SYSTEMS INC.

                        Computation of Earnings per Share


                                                    Three Months Ended
                                              -----------------------------
                                                 March 29,        March 30,
                                                      1997             1996
   ------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                               $ 33,587,000     $ 34,043,000

     Add: Convertible obligation interest,
          net of tax                             2,031,000        1,348,000
                                              ------------     ------------
     Income applicable to common stock
       assuming full dilution (a)             $ 35,618,000     $ 35,391,000
                                              ------------     ------------
   Shares:
     Weighted average shares outstanding        97,070,515       91,874,948

     Add: Shares issuable from assumed
          conversion of convertible
          obligations                           13,462,151       14,445,711

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                            909,225          948,346
                                              ------------     ------------
     Weighted average shares outstanding,
       as adjusted (b)                         111,441,891      107,269,005
                                              ------------     ------------
   Fully Diluted Earnings per Share (a)/(b)   $        .32     $        .33
                                              ============     ============